EXHIBIT 10.19


October 10, 2000

Employee:

     I am pleased to inform you that you have been awarded xx shares of Nuvera stock. This letter will answer some frequently asked questions about your award.

Do I have to pay anything for my award?

     No. You have been granted this stock for your contributions to creating Nuvera.

Can I sell my stock?

     No. At the present time, there is no market for your stock.

When will I be able to sell my stock?

     Your stock may be sold upon the expiration of the underwriters' "lockup" period following Nuvera's initial public offering, which we expect to be 180 days after the IPO. The IPO is currently expected to occur in the first quarter of 2001; however, many factors can affect the timing of the IPO, and no assurances can be given as to when or if it will take place.

What is an underwriters' "lockup"?

     After an underwritten public offering, the underwriters require the company and its affiliates to refrain from selling stock in the market for a period of time. This helps to ensure an orderly market and a stable price for the stock. This period is usually 180 days. Federal securities law requires in any event that you may not sell your shares for at least 90 days after the IPO.

When I am able to sell my stock, will there be any restrictions on my ability to sell it?

     Yes. Your stock will be considered "restricted securities" for purposes of the U.S. federal securities laws. In order to sell it in the United States, therefore, you must (i) wait at least 90 days after the Company's IPO and more likely 180 days due to the lockup, and (ii) sell in an ordinary broker's transaction. You may also be required to file a form with the Securities and Exchange Commission when you place your sell order with the broker. In addition, there may be a limit on the number of shares you can sell in a calendar quarter. The Company and your broker can help you comply with these requirements. You should therefore notify the General Counsel of Nuvera in advance of any intention or desire to sell the shares to ensure that these and other legal requirements that may apply are satisfied.

Can I give my stock to a charity or to a family member?

     The fact that there is no market for the stock and the Federal securities law restrictions currently attaching to it make it unattractive as a gift to public charities at the current time. If you are interested in donating your stock to a family member or other private entity, you should discuss your situation with your personal financial planner and with Nuvera's General Counsel.

What are the federal income tax consequences of my stock award?

     You will be required to recognize ordinary income at the time you receive the stock in an amount equal to the fair market value of the stock at this time. When you sell the stock, any amount of the sale proceeds in excess of such value will be capital gain. In order to get the benefit of the lowest rate of capital gains tax you must hold the stock for at least a year before selling it. The ordinary income recognized by you upon receipt of your stock award will be subject to normal withholding and payroll taxes. The Company urges you to consult your own tax advisor regarding your own particular situation, as the foregoing is a very general summary only.

What if I can't pay the taxes on the stock, given that I can't sell any shares to generate cash?

     The Company is prepared to lend you the amount you will need to pay any Federal, State and Medicare withholding taxes on the stock.

     The Company's loan will bear interest at a rate sufficient to avoid the imputation of additional income to you. The loan will be secured by a pledge of 50% of the shares you have been granted. This loan will be forgiven in equal portions on April 1, 2001 and April 1, 2002 if you remain continuously employed through such dates. Forgiveness of any portion of the loan will result in ordinary income to you on the dates of such forgiveness, in an amount equal to the principal and accrued interest forgiven. Such amounts will be subject to normal withholding and payroll taxes. Nuvera has grossed up the amount of the loan to cover the tax on such future forgiveness.

     The outstanding principal and accrued interest on the loan will be due in full if you terminate service with the Company for any reason. If you sell any of the pledged shares, the proceeds must first be used to reduce the outstanding balance of principal and accrued interest of the loan.

What happens if I quit or if I am fired, or if I die or become disabled?

     If your employment terminates for any reason prior to the full repayment of the loan plus accrued interest, any outstanding balance will immediately be due in full. If you or your estate do not pay the balance of the loan and release the lien on the shares, the Company will be entitled to sell the shares it holds as collateral to satisfy the loan and return any excess proceeds to you or your estate.

Isn't $250 a share rather a high share price?

     For a public company, yes. It is expected that the stock will be split in connection with the IPO so that it will have a smaller per share price. In that event, however, your award will consist of a greater number of shares so that the aggregate value will be preserved.

Who should I contact if I have additional questions?

     Please contact Anne Troutman, Acting General Counsel of Nuvera, with any questions about your share award.

     We are excited about working together for the future of Nuvera. Your stock award will enable you to participate in our success!

         Very truly yours,


         /s/ Jeffrey Bentley
         -----------------------
         Jeffrey Bentley
         Chief Operating Officer and
         Senior Vice President